Exhibit 3.1

Certificate of Amendment
of
THE fourth Amended and Restated Certificate of Incorporation of
k12 INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

K12 Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Article I thereof and inserting the following in lieu thereof:

“The name of this Corporation is Stride, Inc. (the “Corporation”).”

SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective at 12:02 a.m. (Eastern Time) on December 16, 2020.

IN WITNESS WHEREOF, K12 Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer this 14th day of December, 2020.

K12 Inc.

By:	/s/ Vincent W. Mathis
Vincent W. Mathis
Executive Vice President, General Counsel
and Secretary